Exhibit 99.1

Evofem Biosciences Enters into Financing Agreement for up to $80 Million,
Closes First Tranche of Strategic Investment from PDL BioPharma

Financing to fund pre-launch commercialization activities of Amphora® (L-lactic acid, citric acid, and potassium bitartrate), a novel, investigational non-hormonal, on-demand, female contraceptive

SAN DIEGO, Calif., (April 11, 2019) - Evofem Biosciences, Inc. (NASDAQ: EVFM) (“Evofem”), today announced it has entered into a securities purchase agreement pursuant to which Evofem can raise up to $80 million through a private placement of common stock from new and existing investors, including a strategic investment from PDL BioPharma, Inc. (NASDAQ: PDLI) (“PDL”).
“Successful completion of this financing should enable us to execute our strategy with confidence and to ensure the successful launch of Amphora in 2020 as a novel, hormone-free, woman-controlled contraceptive, if approved by the FDA,” said Saundra Pelletier, CEO of Evofem Biosciences. “We value PDL as a strategic partner as we endeavor to advance the reproductive health of women worldwide.”
The investment is structured over two tranches, the first of which closed Wednesday in the amount of $30 million. In exchange, Evofem issued 6,666,667 shares of common stock to PDL at a per share price of $4.50 (a premium of 26.4% compared to Wednesday’s closing price). Evofem also issued to PDL warrants to purchase up to 1,666,667 shares of Evofem common stock exercisable for seven years beginning six months after the issuance date at an exercise price of $6.38 per share. The second tranche would provide potential further financing of up to $50 million, comprised of PDL’s right to invest up to another $30 million and the right of Evofem’s current investors, Woodford Investment Management and Invesco Asset Management, LTD, to invest up to $10 million each, on or before June 10, 2019, at a purchase price of $4.50 per share of Evofem common stock.
Upon the closing of the second tranche of financing, additional warrants to purchase up to 2,777,778 shares of common stock may be issued at a strike price of $6.38 per share if the full additional $50 million is invested, and Dominique Monnet, President and CEO of PDL BioPharma, is expected to be appointed to the Evofem Board of Directors as PDL’s designee. PDL will also appoint an observer to Evofem’s board.
Evofem plans to re-submit the New Drug Application to the FDA in the second half of 2019 for its lead investigational drug asset, Amphora® for prevention of pregnancy, for an expected six-month review. If approved, Amphora will be the first hormone-free, Multipurpose Vaginal pH Regulator™ (MVP-R) birth control method in the U.S. This novel bioadhesive vaginal gel is also being studied for the prevention of chlamydia and gonorrhea in women, with data from an ongoing Phase 2b clinical trial expected this fall.
Wells Fargo Securities acted as exclusive placement agent in the transaction.

About Evofem Biosciences
Evofem Biosciences, Inc., is a clinical-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. Evofem Biosciences aims to advance the lives of women by developing innovative solutions, such as woman-controlled contraception and potential protection from certain sexually transmitted infections (“STIs”). The Company is leveraging its proprietary Multipurpose Vaginal pH Regulator™ (MVP-R) platform to develop Amphora® (L-lactic acid, citric acid and potassium bitartrate) for birth control and prevention of urogenital acquisition of certain STIs.
Amphora is designed to regulate vaginal pH within the normal range of 3.5 to 4.5. This maintains an acidic environment which is inhospitable to sperm as well as certain viral and bacterial pathogens associated with sexually transmitted infections but is integral to the survival of healthy bacteria in the vagina. For more information, please visit www.evofem.com.
Amphora® is a registered trademark and Multipurpose Vaginal pH Regulator™ is a trademark of Evofem Biosciences, Inc.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the closing of the second tranche, the potential FDA approval of Amphora, and the potential commercial launch of Amphora. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Evofem Biosciences’ assets and business are disclosed in the risk factors contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. Evofem Biosciences does not undertake any duty to update any forward-looking statement except as required by law.

Contacts
For Evofem Biosciences

Investor Relations	Media
Amy Raskopf	Greg Jawski
Evofem Biosciences, Inc.	Porter Novelli
araskopf@evofem.com	Greg.jawski@porternovelli.com
M: (917) 673-5775	M: (917) 749-4964

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